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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM SD
SPECIALIZED DISCLOSURE REPORT
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WORKHORSE GROUP INC.
(Exact name of registrant as specified in its charter)
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Nevada	001-37673	26-1394771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
48443 Alpha Drive #190, Wixom, Michigan 48393
(Address of principal executive offices and zip code)

Robert M. Ginnan
Chief Financial Officer
(888) 646-5205

(Name and telephone number, including area code, of the person to contact in connection with this report)
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Check the appropriate box to indicate the rule pursuant to which this Form is being submitted, and provide the period to which the information in this Form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2025.
☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended ____.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Workhorse Group Inc. (the “Company”) is filing this Form SD pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 for the reporting period January 1, 2025 through December 31, 2025.

Conflict Minerals Disclosure

A copy of the Company’s Conflict Minerals Report is attached hereto as Exhibit 1.01.

Item 1.02 Exhibit

Exhibit 1.01 to this report is the Company’s Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD.

Section 2 - Resource Extraction Issuer Disclosure

Not applicable.

Section 3 - Exhibits

Item 3.01. Exhibits.

Exhibit Number	Description
1.01	Workhorse Group Inc. Conflict Minerals Report for the period January 1, 2025 through December 31, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

WORKHORSE GROUP INC.

Date: July 2, 2026	By: /s/ Robert M. Ginnan
Name: Robert M. Ginnan
Title: Chief Financial Officer